Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018-1405

goodwinlaw.com +1 212 813 8800

November 12, 2026

PepGen Inc.

321 Harrison Avenue, 8th Floor

Boston, MA 02118

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-296016) (as amended or supplemented, the “Registration Statement”) filed on May 18, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by PepGen Inc., a Delaware corporation (the “Company”), of up to $400,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 21, 2026. Reference is made to our opinion letter dated May 18, 2026 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 12, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 25,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 3,750,000 shares of Common Stock. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement by and among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

PepGen Inc.

November 12, 2026

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, its incorporation by reference in the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP